Fourth LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (this "Loan Modification Agreement") is entered into as of March 1, 2006, by and between SILICON VALLEY BANK, a California-corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and CHYRON CORPORATION, a New York corporation with offices at 5 Hub Drive, Melville, New York 11747 ("Borrower").

  DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of April 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of April 29, 2004 between Borrower and Bank, as amended from time to time (as amended, the "Loan Agreement"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
  DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and a certain Intellectual Property Security Agreement dated April 29, 2004 (the "IP Agreement") (together with any other collateral security granted to Bank, the "Security Documents").

  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

  DESCRIPTION OF CHANGE IN TERMS.

  Modification to Loan Agreement.

    The Loan Agreement shall be amended by adding the following new Section 1.1A after Section 1.1:

    "1.1A Term Loan. Subject to and upon the terms and conditions of this Agreement and in addition to the Loans, Silicon shall make a term loan to Borrower in an amount up to $1,500,000.00 (the "Term Loan"). Beginning on March 31, 2006 and continuing on last day of each month thereafter, Borrower shall pay to Silicon monthly installments of principal each in the amount of $62,500.00 (or such other amount as may be applicable based upon the amount advanced and a 24 month straight-line amortization schedule), plus interest on the outstanding amount of the Term Loan (the "Term Loan Payment"). The entire outstanding principal balance, plus all accrued and unpaid interest and other charges under the Term Loan shall be due and payable upon the Maturity Date applicable to the Term Loan set forth in Section 6.1, below. Term Loan Payments may not be reborrowed."

    The Loan Agreement shall be amended by deleting Section 1.2 thereof in its entirety and inserting in lieu thereof the following:

    "1.2 Interest. All Loans, the Term Loan and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower's Deposit Accounts maintained with Silicon."

    The Loan Agreement shall be amended by deleting the following text appearing in Section 1.3 thereof in its entirety:

    "If at any time or for any reason the total of all outstanding Loans and all other Obligations exceeds the Credit Limit (an "Overadvance"),"

    and inserting in lieu thereof the following:

    "If at any time or for any reason the total of all outstanding Loans and all other Obligations (other than the Term Loan) exceeds the Credit Limit (an "Overadvance"),"

    The Loan Agreement shall be amended by deleting the preamble of Section 3 thereof in its entirety and inserting in lieu thereof the following:

    "In order to induce Silicon to enter into this Agreement and to make Loans and the Term Loan, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants throughout the term of this Agreement and until all Obligations have been paid and performed in full:"

    The Loan Agreement shall be amended by deleting Section 3.11 thereof in its entirety and inserting in lieu thereof the following:

    "3.11 Use of Proceeds. All proceeds of all Loans and the Term Loan shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan or the Term Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

    Section 6.2 of the Loan Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof the following:

    "6.2 Payment of Obligations. On the Maturity Date applicable to Loans (and with respect to the Term Loan on the Maturity Date applicable to the Term Loan) or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date applicable to Loans, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations, Silicon shall promptly deliver to Borrower termination statements and such other documents as may be required to fully terminate Silicon's security interests."

    The Loan Agreement shall be amended by deleting the following text appearing in Section 7.1(b) in its entirety:

    "(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or"

    and inserting in lieu thereof the following:

    "(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation including, without limitation, the Term Loan; or"

    The Loan Agreement shall be amended by deleting the following text appearing in Section 7.1(c) in its entirety:

    "(c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or"

    and inserting in lieu thereof the following:

    "(c) the total Loans and other Obligations outstanding at any time (other than the Term Loan) shall exceed the Credit Limit; or"

    The Loan Agreement shall be amended by deleting the following text appearing in Section 7.2(a) in its entirety:

    "(a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement;"

    and inserting in lieu thereof the following:

    "(a) Cease making Loans, advances under the Term Loan or otherwise extending credit to Borrower under this Agreement or any other document or agreement;"

    The Loan Agreement shall be amended by deleting the definition of "Obligations" appearing in Section 8 in its entirety and inserting in lieu thereof the following:

    ""Obligations" means all present and future Loans, the Term Loan, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, including, without limitation, the Borrower's obligations pursuant to the IP Security Agreement, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, foreign exchange contracts, loan, Cash Management Services, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Silicon."

    Section 1(A)(i) of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein in its entirety:

    "(i) $2,500,000.00 at any one time outstanding (the "Maximum Credit Limit"); minus"

    and inserting in lieu thereof the following:

    "(i) $1,500,000.00 at any one time outstanding (the "Maximum Credit Limit"); minus"

    The Loan Agreement shall be amended by deleting Section 2 of the Schedule thereto in its entirety and inserting in lieu thereof the following:

    "2. Interest.

    Interest Rate (Section 1.2):

          For all Loans hereunder: "A rate equal to the "Prime Rate" in effect from time to time, plus 1.00% per annum.
          For the Term Loan: A rate equal to the "Prime Rate" in effect from time to time plus 1.75% per annum.

    Interest in all circumstances shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the greater of (i) 4.50%, or (ii) the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate."

    The Loan Agreement shall be amended by deleting the text appearing in the "Collateral Handling Fee" section of Section 3 of the Schedule thereto in its entirety and inserting in lieu thereof the following:

    "Collateral Handling Fee: $500.00 ($250.00 when not borrowing and Borrower has advised Silicon that it has elected to be on "non-borrowing reporting status" pursuant to Section 6, below) per month, payable in arrears on the last day of each month."

    The Loan Agreement shall be amended by deleting the text appearing in the "Early Termination Fee" section of Section 3 of the Schedule thereto in its entirety and inserting in lieu thereof the following:

    "Early Termination Fee: If the Obligations are voluntarily or involuntarily prepaid or if this Agreement is otherwise terminated prior to April 14, 2007, the Borrower shall pay to Silicon a termination fee in the amount equal to one (1%) percent of the Maximum Credit Limit, provided that no such termination fee shall be charged if the credit facility hereunder is replaced or transferred to another division of Silicon. The termination fee shall be due and payable upon prepayment by the Borrower in the case of voluntary prepayments or upon demand by Silicon in the event of involuntary prepayment, and if not paid immediately shall bear interest at a rate equal to the highest rate applicable to any of the Obligations."

    The Loan Agreement shall be amended by deleting the following text appearing in Section 4 of the Schedule thereto:

    "4. MATURITY DATE

    (Section 6.1): April 14, 2006"

    and inserting in lieu thereof the following:

    "4. MATURITY DATE

    (Section 6.1): For all Loans: April 13, 2008

    For the Term Loan: February 28, 2008"

    Section 5 of the Schedule to the Loan Agreement is hereby amended by deleting same in its entirety and inserting in lieu thereof the following:

    "5. FINANCIAL Covenants

    (Section 5.1): Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

    a. EBITDA. Maintain, measured as of the end of each fiscal quarter on a cumulative year to date basis, EBITDA of at least the following:

Period	Minimum EBITDA
January 1, 2006 through March 31, 2006	$100,000.00
January 1, 2006 through June 30, 2006	($250,000.00)
January 1, 2006 through September 30, 2006	$125,000.00
January 31, 2006 through December 31, 2006	$775,000.00

    Specific minimum EBITDA requirements for Borrower's fiscal year 2007 shall be determined by Silicon upon receipt of Borrower's fiscal year 2007 budget (which budget must be received by Silicon no later than February 28, 2007) and such determination shall be made prior to April 14, 2007.

    b. Minimum Cash or Excess Availability:

    The Borrower shall at all times maintain $1,000,000.00 in (i) cash deposits maintained at Silicon, and/or (ii) excess "availability" under this Agreement (net of Loans, Letters of Credit or other indebtedness under this Agreement), as determined by Silicon based upon the Credit Limit restrictions set forth in Section 1 above).

    Definitions. For purposes of the foregoing financial covenants, the following term shall have the following meaning:

    "EBITDA" shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

    "Interest Expense" means for any fiscal period, net interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers' acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

    "Net Income" means, as calculated on a consolidated basis for Borrower and its subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its subsidiaries for such period taken as a single accounting period."

    Section 7(1) of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

    "(1) Banking Relationship. In order for Silicon to properly monitor its loan arrangement with the Borrower, Borrower shall at all times maintain its primary banking relationship with Silicon, with all significant deposits to be maintained at Silicon (Borrower may maintain its existing account with Fleet Bank provided the balance maintained therein does not exceed $100,000.00)."

    and inserting in lieu thereof the following:

    "(1) Banking Relationship. In order for Silicon to properly monitor its loan arrangement with the Borrower, Borrower shall at all times maintain its primary banking relationship with Silicon, including its operating, deposit and investment accounts, with all significant deposits to be maintained at Silicon, provided, however, Borrower may maintain accounts with other financial institutions so long as the aggregate balance of such funds does not exceed $350,000.00."

    Section 7(3) of the Schedule to the Loan Agreement is hereby amended by replacing EXHIBIT 7-3 thereto with EXHIBIT 7-3 annexed hereto and specifically incorporated by reference herein.
    Section 7(3) of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

  "Notwithstanding the terms and conditions of the subordination terms set forth in the Borrower's Series C 7% Convertible Subordinated Debentures, as amended, due April 30, 2006, the Borrower shall be permitted to make regularly scheduled principal and interest payments on account thereof in an aggregate amount not to exceed $1,261,000 on or after March 31, 2005 plus an additional aggregate amount not to exceed $1,356,000 on or after April 30, 2006, provided that in all instances (i) at the time of making any such payment, the Borrower has no outstanding Obligations to Silicon, and (ii) there is no then existing Default under this Agreement and no Default will exist after giving effect to any such payment. "

  and inserting in lieu thereof the following:

  "Notwithstanding the terms and conditions of the subordination terms set forth in the Borrower's Series C 7% Convertible Subordinated Debentures, as amended, due April 30, 2006, the Borrower shall be permitted to repay same in full from the proceeds of the Term Loan provided that at the time of the making of the Term Loan there is no then existing Default under this Agreement and no Default will exist after giving effect to any such payment. Notwithstanding the terms and conditions of the subordination terms set forth in the Borrower's Series D 8% Convertible Subordinated Debentures, the Borrower shall be permitted to make regularly scheduled interest payments on account thereof in an aggregate amount not to exceed $55,000.00 in any calendar quarter provided that there is no then existing Default under this Agreement and no Default will exist after giving effect to any such payment. No payments shall be permitted on or after December 31, 2007 without Silicon's prior written consent in each instance."

  FEES. Borrower shall pay to Bank a modification fee equal to Fifteen Thousand Dollars ($15,000.00) in connection with the extension of the Loans (the "Extension Fee") and a term loan fee equal to Fifteen Thousand Dollars ($15,000.00) in connection with the Term Loan (the "Term Loan Fee"). The Extension Fee and the Term Loan Fee shall each be deemed fully earned as of the date hereof. The Extension Fee shall be payable as follows: (i) $7,500.00 shall be paid by Borrower to Bank on the date of this Agreement, and (ii) $7,5000.00 shall be paid by Borrower to Bank on April 14, 2007. The Term Loan Fee of $15,000.00 shall be paid in full on the date of this Agreement. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
  RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms, and reaffirms, all and singular, the terms and conditions of the IP Agreement and acknowledges, confirms and agrees that the IP Agreement contains an accurate and complete listing of all Intellectual Property, with the exception of an application for a trademark filing by Borrower in connection with the product name "HyperX", as previously disclosed to the Bank.
  RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms, and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate delivered to the Bank on or about April 29, 2004, and acknowledges, confirms and agrees the disclosures and information provided therein has not changed, as of the date hereof, with the exception of the Borrower's release of certain software as previously disclosed to the Bank.
  CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
  RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
  NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against the Bank with respect to the Obligations, or otherwise and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES the Bank from any liability thereunder.
  CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
  COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:

CHYRON CORPORATION

By: /s/ Jerry Kieliszak
Name: Jerry Kieliszak
Title: Senior Vice President and Chief Financial Officer

BANK:

SILICON VALLEY BANK, d/b/a

SILICON VALLEY EAST

By: /s/ Naomi B. Herman
Name: Naomi B. Herman
Title: Vice President

936637.2